EXHIBIT 23 - CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM - ERNST & YOUNG LLP

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

1.	Registration Statement (Form S-8) pertaining to the Clear Channel Outdoor Holdings, Inc. 2005 Stock Incentive Plan (No. 333-130229); and

2.	Registration Statement (Form S-8) pertaining to the Clear Channel Communications, Inc. 401(k) Savings Plan (No. 333-167468)

of our reports dated February 14, 2011, with respect to the consolidated financial statements and schedule of Clear Channel Outdoor Holdings, Inc., and the effectiveness of internal control over financial reporting of Clear Channel Outdoor Holdings, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2010.

/s/ ERNST & YOUNG LLP

San Antonio, Texas

February 14, 2011